Exhibit 99.1 NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment, Inc. Reports Results for the Second Quarter of Fiscal 2012

•	Reduced second quarter pre-tax loss by $2.0 million, or 37.7%, as compared to the second quarter of fiscal year 2011.

•	Positive Free Cash Flow of $17.1 million for the six months ending July 31, 2012 compared to negative $12.6 million for the six months ending July 31, 2011.

•	Debt reduced by $17.4 million from the beginning of fiscal year 2012.

AMARILLO, Texas, August 20, 2012—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and six months ended July 31, 2012. Net loss was approximately $3.4 million, or $0.41 per diluted share, for the three months ended July 31, 2012 compared to a net loss of approximately $4.1 million, or $0.47 per diluted share, for the three months ended July 31, 2011. Net loss was approximately $2.5 million, or $0.31 per diluted share, for the six months ended July 31, 2012 compared to net loss of $3.6 million, or $0.42 per diluted share, for the six months ended July 31, 2011.

Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.

“We are pleased to announce a significant decrease in pre-tax loss for the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011,” said John Marmaduke, Chief Executive Officer and Chairman. “We had positive comparable sales growth in the majority of our merchandise departments with the exception of music and games, along with a double digit increase in comparable sales in our Hardback Cafés. Our second quarter results reflect a continuation of comparable weak releases for movies and games. Movies, which had a slight positive increase in comparable sales, continue to be impacted by the increasing growth of rental kiosks and subscription-based services in movie rentals. With respect to games, the industry as a whole continues to struggle and is down significantly due to a lack of new game platforms and game releases. Additionally, the current economic environment continues to impact consumer discretionary spending. For the second quarter, we continued to improve margin rates, improve store execution and reduce SG&A expenses, all of which enabled us to reduce operating loss by $2 million in spite of lower comparable sales. Finally, by better management of working capital, we were able to reduce debt by $17.4 million during the first half of our current fiscal year.”

Financial Results for the Second Quarter of Fiscal Year 2012

Revenues. Total revenues for the second quarter decreased approximately $6.5 million, or 5.9%, to $104.1 million compared to $110.5 million for the second quarter of fiscal 2011. As of July 31, 2012, we operated 7 fewer superstores, as compared to July 31, 2011. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended July 31,
	2012		2011		Decrease
	Revenues	Percent Of Total	Revenues	Percent Of Total	Dollar	Percent

Merchandise Revenue	$89,314	85.8%	$92,828	84.0%	$(3,514)	-3.8%
Rental Revenue	15,087	14.5%	17,423	15.8%	(2,336)	-13.4%
Gift Card Breakage Revenue	(348)	(0.3%)	284	0.2%	(632)	-222.5%

Total Revenues	$104,053	100.0%	$110,535	100.0%	$(6,482)	-5.9%

Comparable-store revenues (“Comp”)

Total	-3.3%
Merchandise	-1.7%
Rental	-11.2%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended July 31,
	2012	2011
Hardback Café	12.1%	3.8%
Trends	11.2%	9.9%
Consumables	7.9%	-9.7%
Electronics	5.4%	5.6%
Books	2.5%	-9.4%
Movies	0.4%	-11.4%
Music	-11.6%	-5.7%
Games	-22.8%	-5.1%

Hardback Café Comps increased 12.1% for the quarter, primarily due to increased sales in blended and iced specialty café drinks, and fruit smoothies. Trends Comps increased 11.2% for the quarter, primarily due to increased sales of apparel and accessories, novelty items, and comics. Key drivers in the apparel and accessories category included licensed apparel and accessories, novelty fashion accessories, and body jewelry. Key drivers in the novelty items category included tchotchke impulse items, barware, and the expansion of tween and movie related merchandise. Key drivers in the comics category included the chain roll out of a comic subscription program, Hastings exclusive variant comics, and strong licensed comics, including Avengers vs. X-Men, Batman and the Walking Dead series. Consumable Comps increased 7.9% due to the success of the monthly candy suggestive sell item and the expansion licensed novelty candy items. Electronics Comps increased 5.4% for the quarter, primarily due to increased sales of headphones, wireless phone accessories, tablet accessories, musical instrument accessories, and new hardware, partially offset by declining sales in refurbished iPods, musical instruments, storage, and recordable media. Book Comps increased 2.5% for the quarter, primarily due to strong trade paperback sales driven by the 50 Shades series, as well as strong used book sales, partially offset by declining hardcover sales due to a weak release schedule and the continued adoption of digital books in fiction categories. Book Comps, excluding Nextbook sales, digital books, and accessories increased 1.2% for the quarter. Movie Comps increased 0.4% for the quarter, primarily due to increased sales of new and used Blu-ray movies, partially offset by declining sales in new and used DVD movies, including boxed sets. Music Comps decreased 11.6% for the quarter, primarily resulting from lower sales of new and used products and the continued shift to lower priced promotional goods. Video Game Comps decreased 22.8% for the quarter, primarily due to lower sales of video game consoles, new gaming accessories, and new video games, partially offset by increased sales in used video game hardware and accessories. Sales in the video game industry, as a whole, continue to struggle and are down significantly due to a lack of new video game releases and weak console sales.

Rental Comps decreased 11.2% for the quarter primarily due to fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 7.9%, primarily due to lower quality of new releases during the quarter and competition from rental kiosks and subscription-based services. Rental Video Game Comps decreased 32.0%, due to a weak release schedule and lower sales of new video game consoles.

Gross Profit – Merchandise. For the second quarter, total merchandise gross profit dollars increased approximately $1.4 million, or 4.8%, to $30.3 million from $28.9 million for the same period in the prior year, primarily due to an increase in margin rates partially offset by a decrease in revenue. As a percentage of total merchandise revenue, merchandise gross profit increased to 33.9% for the quarter compared to 31.2% for the same period in the prior year, resulting primarily from a continued shift in mix of revenues by category, lower shrink and markdown expense.

Gross Profit – Rental. For the second quarter, total rental gross profit dollars decreased approximately $0.5 million, or 4.8%, to $10.0 million from $10.5 million for the same period in the prior year, primarily due to a decrease in revenue. As a percentage of total rental revenue, rental gross profit increased to 66.6% for the quarter compared to 60.5% for the same period in the prior year, primarily from lower depreciation and shrinkage expense.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 41.4% for the second quarter compared to 40.5% for the same period in the prior year due to deleveraging resulting from lower revenues. SG&A decreased approximately $1.7 million during the quarter, or 3.8%, to $43.0 million compared to $44.7 million for the same quarter last year. The decrease results primarily from a decrease of $1.2 million in store labor costs, a decrease of approximately $0.6 million in occupancy costs, including depreciation, and reductions in the majority of controllable expenses. The decrease was partially offset by an increase in bonuses under our corporate officer and management bonus incentive programs, resulting from the fact that no bonuses were earned during the second quarter of 2011. The decrease in occupancy expense and, to a certain extent, the decrease in store labor costs, are primarily a result of operating seven fewer superstores this quarter compared to the same period in the prior year.

Interest Expense. For the second quarter, interest expense remained at approximately $0.3 million, compared to $0.3 million for the same period in the prior year. The average rate of interest charged for the second quarter decreased to 2.5% compared to 2.6% for the same period in the prior year.

Income Tax Expense. The effective tax rate for the second quarter was -2.0% primarily due to Texas state income tax, which is based primarily on gross margin. For further details, see the Income Tax Expense notes in the section covering Financial Results for the Six Months Ended July 31, 2012.

Financial Results for the Six Months Ended July 31, 2012

Revenues. Total revenues for the six months ended July 31, 2012 decreased approximately $15.1 million, or 6.4%, to $219.5 million compared to $234.7 million for the six months ended July 31, 2011. The following is a summary of our revenues results (dollars in thousands):

	Six Months Ended July 31,
	2012		2011		Decrease
	Revenues	Percent Of Total	Revenues	Percent Of Total	Dollar	Percent
Merchandise Revenue	$188,833	86.0%	$197,291	84.1%	$(8,458)	-4.3%
Rental Revenue	30,913	14.1%	36,951	15.7%	(6,038)	-16.3%
Gift Card Breakage Revenue	(206)	-0.1%	430	0.2%	(636)	-147.9%

Total Revenues	$219,540	100.0%	$234,672	100.0%	$(15,132)	-6.4%

Comparable-store revenues (“Comp”)

Total	-5.2%
Merchandise	-3.5%
Rental	-14.1%

Below is a summary of the Comp results for our major merchandise categories:

	Six Months Ended July 31,
	2012	2011
Trends	11.4%	10.9%
Electronics	8.8%	1.1%
Hardback Café	8.7%	4.6%
Consumables	3.2%	-7.8%
Books	0.3%	-9.3%
Movies	-2.2%	-8.8%
Music	-10.8%	-2.1%
Games	-22.1%	-0.9%

Trends Comps increased 11.4% for the period, primarily due to increased sales of apparel and accessories, novelty items, and comics. Key drivers in the apparel and accessories category included licensed apparel and accessories, novelty fashion accessories, and body jewelry. Key drivers in the novelty items category included tchotchke impulse items, barware, and the expansion of tween and movie related merchandise. Key drivers in the comics category included the chain roll out of a comic subscription program, Hastings exclusive variant comics, and strong licensed comics, including Avengers vs. X-Men, Batman and the Walking Dead series. Electronics Comps increased 8.8% for the period, primarily due to increased sales of headphones, wireless phone accessories, tablet accessories, musical instrument accessories, and new hardware, partially offset by declining sales in refurbished iPods, musical instruments, storage, and recordable media. Hardback Café Comps increased 8.7% for the period, primarily due to increased sales in blended and iced specialty café drinks and fruit smoothies. Consumable Comps increased 3.2% for the period, due to the success of the monthly candy suggestive sell item and the expansion of licensed novelty candy items. Book Comps increased 0.3% for the period, primarily due to strong paperback sales driven by the 50 Shades series and strong used book sales, partially offset by declining hardcover sales due to a weak release schedule and the continued adoption of digital books in fiction categories. Book Comps, excluding Nextbook sales, digital books, and accessories decreased 1.0% for the period. Movie Comps decreased 2.2% for the period, primarily due to declining sales in new and used DVDs, including boxed sets, partially offset by increased sales of new and used Blu-ray movies. Music Comps decreased 10.8% for the period, primarily resulting from lower sales of new and used CDs, along with a weaker slate of new release music during the period. The decrease in physical unit sales was 9.1% for the period, outperforming the industry by 2.7%, according to Nielsen SoundScan numbers for the January 1 – July 7, 2012 time frame. Video Game Comps decreased 22.1% for the period, primarily due to lower sales of video game consoles, new gaming accessories, and new video games, partially offset by increased sales in used video game hardware and accessories. Sales in the video game industry, as a whole, continue to struggle and are down significantly due to a lack of new video game releases and weak console sales.

Rental Comps decreased 14.1% for the period primarily due to fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 11.9% for the period, primarily due to lower quality of new releases during the quarter and competition from rental kiosks and subscription-based services. Rental Video Game Comps decreased 28.6% for the period, due to a weak release schedule and lower sales of new video game consoles.

Gross Profit – Merchandise. For the current six months, total merchandise gross profit dollars increased approximately $1.0 million, or 1.6%, to $62.3 million from $61.3 million for the same period in the prior year, primarily due to an increase in margin rates partially offset by a decrease in revenues. As a percentage of total merchandise revenue, merchandise gross profit increased to 33.0% for the current six months, compared to 31.1% for the same period in the prior year, primarily due to a shift in mix of revenues by category and lower shrink and markdown expense.

Gross Profit – Rental. For the current six months, total rental gross profit dollars decreased approximately $2.4 million, or 10.5%, to $20.4 million from $22.8 million for the same period in the prior year primarily due to a decrease in revenue. As a percentage of total rental revenue, rental gross profit increased to 65.9% for the current six month period compared to 61.6% for the same period in the prior year, primarily as a result of lower depreciation and shrinkage expense.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 38.4% for the current six months compared to 37.7% for the same period in the prior year primarily due to deleveraging resulting from lower revenues. SG&A decreased approximately $4.1 million, or 4.6%, to $84.3 million compared to $88.4 million for the same period last year. The main drivers of the decrease in SG&A included a $2.8 million decrease in store labor costs, a $1.3 million decrease in occupancy expense, including depreciation, and a reduction in the majority of controllable expenses. The decrease was partially offset by an increase in bonuses under our corporate officer and management bonus incentive programs, resulting from the fact that no bonuses were earned for the first half of fiscal 2011. The decrease in occupancy expense and, to a certain extent, the decrease in store labor costs, are primarily a result of operating seven fewer superstores this year compared to the same period in the prior year.

Interest Expense. For the current six months, interest expense increased approximately $0.1 million to $0.6 million, compared to $0.5 million for the same period in the prior year primarily as a result of higher average outstanding debt levels. The average rate of interest charged for the current six months decreased to 2.5% compared to 2.6% for the same period in the prior year.

Income Tax Expense. The effective tax rate for the first six months of fiscal 2012 was -5.5% primarily due to Texas state income tax, which is based primarily on gross margin. During the fourth quarter of fiscal 2011 we established a valuation allowance. A valuation allowance is required if it is more likely than not that a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we considered all available positive and negative evidence, including our ability to carry back operating losses to prior periods, projected future taxable income, tax planning strategies and the reversal of deferred tax liabilities. Based on this analysis, we determined that it was more likely than not that our deferred tax assets will not be realized and continue to believe that it is more likely than not that these assets will not be realized. As such, we evaluated and increased the valuation allowance to approximately $10.3 million at July 31, 2012. Our effective rate is significantly lower than statutory rates due to the valuation allowance. We will reassess the valuation allowance quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Stock Repurchases

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of July 31, 2012, the Board of Directors had approved increases in the program totaling $32.5 million. During the second quarter of fiscal 2012, we purchased a total of 9,500 shares of common stock at a cost of $19,670, or $2.07 per share. As of July 31, 2012, a total of 5,436,449 shares had been repurchased under the program at a cost of approximately $31.4 million, for an average cost of approximately $5.78 per share. As of July 31, 2012 a total of $6.1 million remained available under the stock repurchase program.

Store Activity

Since May 21, 2012, which was the last date we reported store activity, we have the following activity to report.

•	Store closed in Denton, TX on August 9, 2012.

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the Company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 137 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, with locations in Amarillo, Texas and Lubbock, Texas, and TRADESMART, in Littleton, Colorado.

We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	July 31, 2012	July 31, 2011	January 31, 2012
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,397	$7,277	$4,172
Merchandise inventories, net	143,592	158,067	151,366
Deferred income taxes	—	6,237	—
Prepaid expenses and other current assets	10,265	12,756	15,229

Total current assets	158,254	184,337	170,767
Rental assets, net	10,618	13,056	12,634
Property and equipment, net	35,404	41,092	39,449
Deferred income taxes	—	421	—
Intangible assets, net	244	391	244
Other assets	2,237	2,267	2,380

Total assets	$206,757	$241,564	$225,474

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$51,499	$62,690	$51,268
Accrued expenses and other current liabilities	27,339	25,424	26,150

Total current liabilities	78,838	88,114	77,418
Long-term debt, excluding current maturities	35,893	45,955	53,279
Deferred income taxes	47	—	42
Other liabilities	8,251	6,712	8,677
Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,490	36,935	36,231
Retained earnings	68,487	84,947	71,010
Accumulated other comprehensive income	154	118	118
Treasury stock, at cost	(21,522)	(21,336)	(21,420)

Total shareholders’ equity	83,728	100,783	86,058

Total liabilities and shareholders’ equity	$206,757	$241,564	$225,474

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended July 31,		Six months ended July 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$89,314	$92,828	$188,833	$197,291
Rental revenue	15,087	17,423	30,913	36,951
Gift card breakage revenue	(348)	284	(206)	430

Total revenues	104,053	110,535	219,540	234,672
Merchandise cost of revenue	59,050	63,889	126,579	136,009
Rental cost of revenue	5,038	6,886	10,553	14,171

Total cost of revenues	64,088	70,775	137,132	150,180

Gross profit	39,965	39,760	82,408	84,492
Selling, general and administrative expenses	43,035	44,717	84,325	88,427
Pre-opening expenses		154		212

Operating loss	(3,070)	(5,111)	(1,917)	(4,147)
Other income (expense):
Interest expense, net	(292)	(287)	(570)	(489)
Other, net	72	118	96	137

Loss before income taxes	(3,290)	(5,280)	(2,391)	(4,499)
Income tax expense (benefit)	66	(1,225)	132	(857)

Net loss	$(3,356)	$(4,055)	$(2,523)	$(3,642)

Basic loss per share	$(0.41)	$(0.47)	$(0.31)	$(0.42)

Diluted loss per share	$(0.41)	$(0.47)	$(0.31)	$(0.42)

Weighted-average common shares outstanding:
Basic	8,214	8,600	8,238	8,655
Dilutive effect of stock awards	—	—	—	—

Diluted	8,214	8,600	8,238	8,655

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Six Months Ended July 31,
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(2,523)	$(3,642)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Rental asset depreciation expense	3,069	5,923
Purchases of rental assets	(4,835)	(12,163)
Property and equipment depreciation expense	7,707	8,674
Deferred income taxes	5	1025
Loss on rental assets lost, stolen and defective	363	872
Loss on disposal of other assets	93	59
Non-cash stock-based compensation	371	639
Changes in operating assets and liabilities:
Merchandise inventories	11,191	(5,988)
Prepaid expenses and other current assets	4,964	(1,014)
Trade accounts payable	(505)	1,750
Accrued expenses and other current liabilities	1,189	(685)
Excess tax benefit from stock-based compensation	—	(15)
Other assets and liabilities, net	(246)	241

Net cash provided by (used in) operating activities	20,843	(4,324)

Cash flows from investing activities:
Purchases of property and equipment	(3,754)	(8,239)

Net cash used in investing activities	(3,754)	(8,239)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	(17,386)	14,189
Purchase of treasury stock	(214)	(979)
Change in cash overdraft	736	385
Deferred financing costs paid	—	68
Proceeds from exercise of stock options	—	13
Excess tax benefit from stock-based compensation	—	15

Net cash provided by (used in) financing activities	(16,864)	13,691

Net increase in cash	225	1,128
Cash at beginning of period	4,172	6,149

Cash at end of period	$4,397	$7,277

Balance Sheet and Other Ratios ( A )

(Dollars in thousands, except per share amounts)

	July 31, 2012	July 31, 2011
Merchandise inventories, net	$143,592	$158,067
Inventory turns, trailing 12 months ( B )	1.84	1.93
Long-term debt	$35,893	$45,955
Long-term debt to total capitalization ( C )	30.0%	31.3%
Book value ( D )	$83,728	$100,783
Book value per share ( E )	$10.16	$11.64

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
Comparable-store revenues ( F ):
Total	-3.3%	-8.1%	-5.2%	-5.6%
Merchandise	-1.7%	-6.6%	-3.5%	-4.7%
Rental	-11.2%	-15.1%	-14.1%	-10.4%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the six months ended July 31, 2012 and 2011, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet and gift card breakage revenues are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures

The Company is providing free cash flow, EBITDA and adjusted EBITDA as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.

The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow

Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Six months ended July 31,
	2012	2011
Net cash provided by (used in) operating activities	$20,843	$(4,324)
Purchase of property, equipment and improvements, net	(3,754)	(8,239)

Free cash flow	$17,089	$(12,563)

EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense and store asset impairments. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended July 31,		Six months ended July 31,
	2012	2011	2012	2011
Net loss	$(3,356)	$(4,055)	$(2,523)	$(3,642)
Adjusted for
Interest expense, net	292	287	570	489
Income tax expense (benefit)	66	(1,225)	132	(857)
Property and equipment depreciation expense	3,926	4,519	7,707	8,674

EBITDA	928	(474)	5,886	4,664
Gift card breakage revenue	348	(284)	206	(430)
Non-cash stock-based compensation	207	337	371	639

Adjusted EBITDA	$1,483	$(421)	$6,463	$4,873